EX-FILING FEES

Calculation of Filing Fee Tables

Form S-3
(Form Type)

Cummins Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Debt	Debt Securities	Rules 456(b) and 457(r)(4)	(5)	(5)	(5)	(4)	(5)
	Equity	Common Stock, $2.50 par value
	Equity	Preferred Stock, zero par value
	Equity	Preference Stock
	Other	Depositary Shares(2)
	Other	Warrants
	Other	Stock Purchase Contracts
	Other	Stock Purchase Units(3)
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A
	Total Offering Amounts					N/A		N/A
	Total Fees Previously Paid							N/A
	Total Fee Offsets							N/A
	Net Fee Due							N/A

(1)	Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are issued in units.

(2)	To be evidenced by depositary receipts issued pursuant to a deposit agreement. In the event Cummins Inc. elects to offer fractional interests in shares of preferred stock or preference stock registered hereunder, depositary receipts may be distributed to those persons acquiring such fractional interests and the shares of preferred stock or preference stock will be issued to the depositary under the depositary agreement.

(3)	Each stock purchase unit consists of (a) a stock purchase contract under which the holder will be obligated to purchase, and the Company will be obligated to sell, an indeterminate number of shares of common stock, preferred stock or preference stock at a future date and (b) either debt securities, warrants or other securities of Cummins Inc. or debt obligations of third parties securing the holder’s obligation to purchase the common stock or other securities of the Company subject to the stock purchase contract. No separate consideration will be received for the stock purchase contract or the related pledged securities.

(4)	In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the registrant is deferring payment of all of the registration fee. In addition, securities registered hereunder may be sold either separately or as units comprised of more than one type of security registered hereunder.

(5)	An indeterminate aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be offered at indeterminate prices.

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